PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Motley Fool Asset Management, LLC (“Motley Fool”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Motley Fool and Motley Fool hereby purchases one (1) share each of the Motley Fool Global Opportunities ETF (par value $.001 per share) and Motley Fool Mid-Cap Growth ETF (par value $.001 per share) (each a “Fund”) at price per Share equivalent to the net asset value per share of each respective Fund as determined on ______, 2021.

2.  The Company hereby acknowledges receipt from Motley Fool of funds in the amount of $40 in full payment for the Shares.

3.  Motley Fool represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of _______, 2021.

THE RBB FUND, INC.

By:
Name:
Title

MOTLEY FOOL ASSET MANAGEMENT, LLC
By:
Name:
Title: